Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	The Plunkett Group
+1 610-208-3892	Brad Edwards
wrudolph@cartech.com	+1 212-739-6740
brad@theplunkettgroup.com

CARPENTER ENHANCES ADDITIVE MANUFACTURING

CAPABILITIES WITH ACQUISITION OF LPW TECHNOLOGY LTD.

Expands Growing Leadership Position as Additive Manufacturing Solutions Provider

Incorporates Metal Powder Lifecycle Management Technology with Superior Quality Control and Traceability

PHILADELPHIA — October 24, 2018 — Carpenter Technology Corporation (NYSE: CRS) today announced it has acquired LPW Technology Ltd. (LPW), a leader in the development and supply of advanced metal powders and powder lifecycle management solutions to the Additive Manufacturing industry, for approximately $81 million. LPW is based in Widnes, Cheshire, United Kingdom with additional processing operations near Pittsburgh, Pennsylvania. LPW employs approximately 80 people.

“Our aggressive development in key aspects of Additive Manufacturing (AM) demonstrates our commitment to build on our industry-leading position in this space,” said Tony R. Thene, Carpenter’s President and Chief Executive Officer. “The acquisition combines LPW’s metal powder lifecycle management technology and processes with our technical expertise in producing highly engineered metal powders and additively manufactured components.”

Lifecycle management technology is becoming increasingly important to understanding how materials behave before, during, and after production in the powder-bed fusion process.  Understanding powder behavior is critical as AM becomes more widely adopted and implemented across various industries.

“LPW’s innovative platforms and enabling technology further solidify Carpenter’s position as a preferred provider of end-to-end next generation Additive Manufacturing solutions,” said Phil Carroll, LPW’s founder. “I’m extremely proud of the accomplishments we’ve achieved at LPW and I’m excited to be part of Carpenter’s continued growth and leadership in AM.”

Carpenter’s additive portfolio, including recent investments in Puris, a titanium powders producer; CalRAM, a leader in electron beam and laser powder-bed fusion additive manufacturing services, and construction of an Emerging Technology Center in Athens, Alabama represent a significant force positioned to capitalize on the rapid AM growth.

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About Carpenter Technology

Carpenter Technology Corporation is a leading producer and distributor of premium specialty alloys, including titanium alloys, nickel and cobalt based superalloys, stainless steels, alloy steels and tool steels.  Carpenter’s high-performance materials and advanced process solutions are an integral part of critical applications used within the aerospace, transportation, medical and energy markets, among other markets. Building on its history of innovation, Carpenter’s metal powder technology capabilities support a range of next-generation products and manufacturing techniques, including Additive Manufacturing and 3D Printing.  Information about Carpenter can be found at www.cartech.com.

About LPW Technology Ltd.

Widnes, Cheshire, UK-based LPW Technology Ltd. is a leader in the development, manufacturing, and supply of ultra-clean metal powders designed specifically for the Additive Manufacturing industry. LPW’s 98,000 square foot manufacturing facility in the UK and its value-added processing facility near Pittsburgh, PA mobilizes its highly differentiated materials design, specification, manufacturing, and lifecycle management capabilities.

RSM Corporate Finance LLP served as exclusive financial advisor to LPW Technology Ltd. on the transaction.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and other factors that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2018, and the exhibits attached to that filing.  They include, but are not limited to, statements regarding LPW Technology Ltd. Carpenter undertakes no obligation to update or revise any forward-looking statements.